EXHIBIT 99.1
Date: December 21, 2022
Contact: Victor H. Mendelson    (305) 374-1745
Carlos L. Macau, Jr.    (954) 987-4000

HEICO Corporation elects Carol F. Fine to Board of Directors

MIAMI, FL - HEICO Corporation (NYSE: HEI.A and HEI) today announced that its Board of Directors (the “Board”) has elected Carol F. Fine to serve on the Company’s Board, effective December 23, 2022.
Mrs. Fine is a highly accomplished and experienced banker and aviation consultant. During her 37-year banking career, she served in corporate and private banking positions of increasing responsibility at Southeast Bank, First Union, SunTrust Bank, City National Bank of Florida and Northern Trust. Aviation has been a significant focus of her banking positions in all of the banking institutions in which she served.
In addition, she served for a year as an independent aviation consultant involved with aircraft and airline valuations, along with airline and aviation credit assessments. Mrs. Fine also completed courses at Miami-Dade County’s Aviation Program. Among other sectors, her banking experience included private equity financing, including within HEICO’s markets.

Further, Mrs. Fine is active in important non-profit service, as a member of the Health Foundation of South Florida Board of Directors and the Carrfour Supportive Housing, Inc. Board of Directors, where she is also a former Board Chair.
Mrs. Fine received her BA from the College of William and Mary, and her IMBA from the University of South Carolina.
Laurans A. Mendelson, HEICO’s Chairman and Chief Executive Officer, along with Eric A. Mendelson and Victor H. Mendelson, HEICO’s Co-Presidents, and Mark H. Hildebrandt, Chair of the Board’s Nominating and Governance Committee, jointly remarked, “We are delighted that Carol is joining our Board. She brings excellent business experience and a very deep understanding of our industry, finance, banking and credit markets. Further, her deep familiarity with health and housing needs in one of HEICO’s key operating states will provide meaningful benefits. The entire Board of Directors joins us in welcoming Carol to the Board.”
HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.